SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   DECEMBER 10, 1996
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                      BANGOR HYDRO-ELECTRIC COMPANY
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          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  DECEMBER 26, 1996
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ITEM 5.  OTHER EVENTS
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          MAINE YANKEE ATOMIC POWER COMPANY.  As previously reported, Maine
Yankee Atomic Power Company ("Maine Yankee"), of which the Company is a 7-percent owner, and which owns and operates a nuclear generating plant in Wiscasset, Maine (the "Plant"), underwent a comprehensive Independent Safety Assessment ("ISA") conducted by the Nuclear Regulatory Commission ("NRC") in the summer of 1996. On October 7, 1996, the NRC released its report on the ISA, which generally concluded that overall performance at Maine Yankee was adequate for operation of the Plant, and that the significant deficiencies noted in the report stemmed from two closely related "root causes". The report indicated that the root causes were: (1) that economic pressure to be a low cost energy provider had limited available resources to address corrective actions and some improvements; and (2) that a questioning culture was lacking, which had resulted in a failure to identify or promptly correct significant problems in areas perceived by Maine Yankee to be of low safety significance. Maine Yankee has developed and commenced implementation of a comprehensive plan for improved performance in several areas, including some areas cited as strengths as well as others deemed deficient by the ISA report. For a more detailed description of the ISA report and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 ("Third Quarter Form 10Q").

          On December 10, 1996, Maine Yankee filed its formal response to the ISA report with the NRC. In its response Maine Yankee indicated that it would substantially increase expenditures to address the deficiencies noted in the ISA report, and that the improvements would include physical and operating changes at the Plant, as well as increased staffing, primarily in the engineering and maintenance areas, and other changes.

          Consequently, at a meeting on December 13, 1996, Maine Yankee's Board of Directors voted to increase the Plant's 1997 operating budget by approximately $29.8 million in order to address the deficiencies identified in the ISA. The Company's share of this additional amount will be approximately $2.1 million. The 1997 Maine Yankee budget represents about a 20% increase in the budget for annual non-fuel operating and maintenance expenditures over that which might have otherwise been expected based on recent history.

          The ISA findings and the results of other, previously reported investigations may lead to the imposition of fines and penalties on Maine Yankee. The Company cannot predict the impact of any such fines or penalties.

          As previously reported, the Plant has been limited to operating at 90 percent of capacity throughout most of 1996 pending the resolution of issues related to investigations initiated by the NRC. The Company is incurring replacement power costs of approximately $75,000 to $100,000 each month the Plant operates at 90 percent of capacity in order to make up for the restricted operation. The Company cannot predict when or if the Plant will be allowed to return to operation at 100% of capacity.

   On December 6, 1996, the Plant was taken off line to resolve cable-separation and associated issues, which Maine Yankee has said could be completed by early January 1997. The NRC has notified Maine Yankee, however, that returning the Plant to service will require NRC approval. Although Maine Yankee has said it does not expect the inspection to result in an extended outage, it cannot predict when the Plant will be allowed to return to service. When the Plant is off line, the Company incurs replacement power costs of approximately $750,000 to $1 million per month.

   On December 20, 1996, Maine Yankee announced that its President and Chief Executive Officer, Charles D. Frizzle, had submitted his resignation to facilitate a broad restructuring effort. The announcement stated that Mr. Frizzle, President of Maine Yankee since January 1989, would continue to carry out his duties and assist the Board of Directors in the transition process, then step down once a successor had been selected, which is expected to be in early 1997. A temporary committee of the board will oversee all major aspects of the transition, which will include a comprehensive review of management.

   IMPACT ON THE COMPANY. The Company is analyzing the potential effect upon its financial condition of the higher Maine Yankee costs and continuing uncertainties regarding the Plant's availability. The Company's credit agreements with its lending banks and the Finance Authority of Maine contain a number of covenants keyed to the Company's financial condition and performance. One such covenant prohibits the Company from paying out in dividends on its common stock more than 70% of its earnings applicable to common stock in any calendar year. The incurrence of the higher Maine Yankee costs increases the possibility that the Company's financial performance will fall below the level needed to comply with this covenant. Waivers of, or amendments to, certain other covenants may also be necessary, depending on the Company's operating results during the year and other factors.

          As previously discussed in the Third Quarter Form 10Q, the Company is continuing to pursue potential cost savings throughout its operations, particularly with respect to the costs of generating and purchasing power. Additionally, the Company is exploring other measures that might be implemented to avoid a need to reduce the common stock dividend payout in 1997. However, all of these potential actions are dependent in part on factors outside the control of the Company, and the Company accordingly cannot predict whether or when they can be successfully implemented.


                                 BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ David R. Black
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                                     David R. Black
                                     Controller
                                     (Chief Accounting Officer)

Dated:  December 26, 1996